Exhibit 6.364

[***] Certain information in this document has been excluded pursuant to the Instruction to Item 17 of Form 1-A. Such excluded information is not material, is the type that the registrant treats as private or confidential and would likely cause competitive harm to the registrant if publicly disclosed.

PARTICIPATION INTEREST PURCHASE AGREEMENT

THIS PARTICIPATION INTEREST PURCHASE AGREEMENT (the “Agreement”) is entered into as of January 24th 2022, by and between each Series of COLLECTABLE SPORTS ASSETS, LLC, a Delaware series LLC (the “Series”) as set forth on Exhibit A attached hereto, and WORLD FOOTBALL COLLECTION LTD, a Limited Liability company established in Malta, La Provvida, Karm Zerafa Street, Birkirkara BKR 1713 (the “Owner”).

WITNESSETH:

WHEREAS, Owner is the owner of the assets further described on Exhibit A attached hereto (the “Asset” or the “Assets”); and

WHEREAS, the Owner desires to sell to each Series a right to participate in the appreciation in value of the Asset(s) in the event of an eventual sale of the Asset(s) (the “Participation Interest”) (as described herein), and each Series desires to purchase such Participation Interest pursuant to the terms provided herein;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Series and the Owner, intending to be legally bound, hereby agree as follows:

1. Purchase and Sale of Participation Interest. Upon the terms and conditions set forth in this Agreement, including the payment of the Purchase Price set forth in Section 4, Owner hereby agrees to sell absolutely and unconditionally assign, transfer, endorse, set over and convey to each Series, and each Series hereby absolutely and unconditionally, agrees to purchase and accept the following Participation Interest, comprised of the sum of:

(a)	the Fractionally Offered Proceeds for each Asset, as detailed on Exhibit A, received by Owner from the sale of the Asset;

“Incremental Proceeds”, for the purposes of this Agreement, means proceeds received by the Owner from the sale of the Asset in excess of Full Value as declared in Exhibit A attached.

2. Representations of Owner. The Owner hereby represents and warrants to the Series as follows: (a) the Owner’s execution and delivery of this Agreement has been duly authorized; (b) the Owner has the right to sell to the Series the Participation Interest; (c) the Owner’s execution and delivery of this Agreement and sale of the Participation Interest hereunder do not constitute a violation by the Owner of any agreement, law, statute, decree or decision that is binding on the Owner; and (d) the Owner owns a 100% undivided interest in the Asset, and Owner has not transferred or assigned any rights, title or interest therein to any other person or entity and such rights, title, and interest are free and clear of any liens, encumbrances, claims, mortgages or other security interest. The foregoing representations and warranties shall survive the sale of the Participation Interest.

3. Covenant of Owner. The Owner hereby agrees that, so long as this Agreement is in effect, the Owner shall not grant or sell other participation interests in the Asset that would have a claim to in excess of fifty-one percent (51%) of the Full Value (as defined on Exhibit A) and shall keep the Asset free and clear of any liens, encumbrances, claims, mortgages or other security interests.

4. Representations of Series. The Series represents and warrants to the Owner, as follows: (a) the Series’ execution and delivery of this Agreement has been duly authorized; (b) the Series has the right to purchase from the Owner the Participation Interest; (c) the Series’ execution and delivery of this Agreement and the purchase of the Participation Interest hereunder do not constitute a violation by the Series of any agreement, law, statute, decree or decision that is binding on the Series. The foregoing representations and warranties shall survive the sale of the Participation Interest described herein and the cancellation of the Participation Agreement described herein.

5. Payment by Series. Within three (3) days of the closing of the Regulation A offering of units in the Series (the “Offering”) being conducted by Collectable Sports Assets, LLC, the Series shall pay to the Owner the purchase price for the Participation Interest (the “Purchase Price”), in immediately available funds, pursuant instructions provided to the Series by the Owner.

6. Right to Repurchase. At any time following the acquisition of the Participation Interest by the Series, the Owner, upon thirty (30) days prior written notice to the Series, may repurchase the Participation Interest for a price (the “Repurchase Price”) equal to the greater of: (i) the Purchase Price plus expenses incurred by the Series in the Offering; and (ii) the product of: (x) the number of then-outstanding units in the Series, multiplied by: (y) 120% of the average trading price of the Series’ units over the 30-day period prior to Owner’s written notice to repurchase the Participation Interest. The Repurchase Price shall be paid to the Series in immediately available funds, pursuant instructions provided to the Owner by the Series. Upon receipt of the Repurchase Price, the Participation Interest shall be automatically terminated and this Agreement shall thereafter be null and void and of no further force or effect.

7. Notices. All notices, communications or other writings required or permitted to be given hereunder shall be deemed given upon receipt if hand delivered, and if mailed shall be deemed given upon the first of the following to occur: (a) on actual receipt; or (b) on the third business day after being deposited in the U.S. Mail, first class or certified postage prepaid. If mailed, such notices, communications or other writings shall be addressed to the parties hereto at the following addresses:

Series	Owner

Series of: CS Asset Manager, LLC 333 Westchester Avenue, Suite W2100 White Plains, NY 10604 Attention: Secretary	World Football Collection Ltd La Provvida, Karm Zerafa Street, Birkirkara BKR 1713, Malta Attention: Secretary

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and shall be binding upon and inure to the benefit of the successors, assigns and legal representatives of the parties hereto.

9. Severability, Etc. In the event one or more of the provisions of this Agreement or any document or agreement delivered or issued with respect to this Agreement shall be deemed to be invalid, illegal or unenforceable in any respect, then the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by applicable law. The headings of the various paragraphs hereof are inserted for convenience and reference only and shall not affect the interpretation of this Agreement. This Agreement shall take effect as a sealed instrument.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original hereof, and such counterparts shall together constitute but one and the same agreement. Delivery of a copy of this Agreement bearing an original or electronic signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original or electronic signature.

11. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior discussions and agreements between the parties with respect thereto. This Agreement shall not be modified or amended except by an instrument in writing signed by both parties hereto.

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[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

CONSIGNOR/SELLER

SIGNATURE:	[***]
NAME:	[***]
DATE:	1/24/2022

COLLECTABLE SPORTS ASSETS, LLC

SIGNATURE:	/s/ Ezra Levine
NAME:	Ezra Levine, CEO
DATE:	1/24/2022

Exhibit A

to

PARTICIPATION INTEREST PURCHASE AGREEMENT

dated as of January 24th, 2022

by and between

Series of COLLECTABLE SPORTS ASSETS, LLC, a Delaware series LLC

and

WORLD FOOTBALL COLLECTION, a Limited company established in Malta (the “Owner”).

		FULL VALUE	FRACTIONALLY OFFERED PROCEEDS (USD)
#SERIES	ASSET	(USD)	$	%
#93FinalsPennant	AC Milan - FC Barcelona 1993/94 Champions League Final Official Pennant	$10,000	$4,900	49%
#BeckenbauerCleats	Franz Beckenbauer signed Adidas Match- Worn Cleats	$15,000	$7,350	49%
#BeckhamMilanWorn	David Beckham AC Milan Match-Worn Shirt from 5/10/10 (only game vs man-u)	$32,000	$15,680	49%
#Buffon06WC	Gianluigi Buffon Signed Match-Worn Shirt from 2006 Fifa World Cup Final Match vs Italy	$25,000	$12,250	49%
#CruffCleats	Johan Crujiff signed Match-Worn Puma Turf Cleats from 1979 NASL	$15,000	$7,350	49%
#Iniesta10WC	Andres Iniesta match-issued 2010 Fifa World Cup Final Match shirt	$36,000	$17,640	49%
#06WorldCupBall	Italy-France 2006 World Cup Final Used Ball	$40,000	$19,600	49%
#MbappeMessiNeymarBasket	Kylian Mbappe, Lionel Messi & Neymar Jr Match-Worn Shirt Basket	$14,000	$6,860	49%
#Ronaldo08UEFA	Cristiano Ronaldo UEFA Champions League 2008-9 Final Match-Worn Jersey	$40,000	$19,600	49%
#LuizRonaldo02WC	Luiz Nazario da Lima Ronaldo Match Worn Shirt 2002 World Cup Semifinal	$14,000	$6,860	49%
#PeleFriendlyWorn	Pele Match Worn Shirt from Sheffield Wednesday-Santos Friendly	$28,000	$13,720	49%
#MaradonaSuspensionJersey	Maradona Game Worn Jersey from 2/18/93 return from suspension	$35,000	$17,150	49%

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